Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David Peikin
March 7, 2005	301.296.2262
dpeikin@visualnetworks.com

Visual Networks Names Mark Skurla
Executive Vice President of Worldwide Sales

     ROCKVILLE, MD — Visual Networks, Inc.® (Nasdaq: VNWK), a leading provider of network and application performance management solutions, today announced that it has named Mark B. Skurla executive vice president of worldwide sales. In this capacity, Mr. Skurla will oversee Visual Networks’ global channel sales, enterprise sales, pre-sales, sales operations, and inside sales organizations. Skurla, a telecommunications industry veteran, brings over twenty years’ sales and sales management experience to Visual Networks.

     “We are very pleased that Mark Skurla, someone with great leadership skills and a proven track record, will be filling this most important senior management position,” said Larry Barker, president and CEO of Visual Networks. “Mark comes to Visual Networks with extensive experience in enterprise, carrier, and channel sales. He will play a strategic role in helping us strengthen our global sales distribution capabilities and cultivate long-term relationships with our nearly 3,000 customers worldwide.”

     Mr. Skurla joins Visual Networks from Copper Mountain Networks, where he served as vice president of worldwide sales. Mr. Skurla also served in sales management positions of increasing responsibility over a fifteen-year tenure at ADC Telecommunications. At both Copper Mountain and ADC, he had extensive experience managing sales of network performance management technologies. Skurla holds a Bachelors of Science degree in business administration from the University of Delaware.

     “I am very excited to be joining Visual Networks, an organization with leading technology, strong distribution channels, and an impressive roster of customers,” said Skurla. “I look forward to helping Visual Networks capitalize on its increasing momentum and grow market share by continuing to roll out innovative new application and network performance management hardware and software solutions.”

About Visual Networks

Visual Networks, Inc. (Nasdaq: VNWK) is a leading provider of application performance and network management solutions. The company’s technologies enable enterprises to reliably and securely manage the delivery of mission-critical applications across their infrastructures. Visual Networks’ products increase application and network availability, optimize the use of bandwidth, and reduce operating costs across traditional and IP-based infrastructures. For more information, visit http://www.visualnetworks.com.

Forward Looking Statement

Certain statements in this press release may constitute “forward-looking statements” with respect to Visual Networks, Inc. and its subsidiaries (collectively, the “Company”). Forward-looking statements are based on management’s views and assumptions regarding business performance and future events as of the time the statements are made. These statements involve risks and uncertainties, including the risks detailed in Visual Networks’ filings with the U.S. Securities and Exchange Commission, which may cause actual results of the Company to differ materially from the statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

©2005 Visual Networks Operations, Inc.

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